UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STOKE THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT DATED SEPTEMBER 18, 2023—SUBJECT TO COMPLETION

September [    ], 2023

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders (Special Meeting) of Stoke Therapeutics, Inc. to be held exclusively online via live webcast on October [    ], 2023 at [                ] (Eastern Time). At our virtual stockholders meeting, you will be able to submit questions and vote online at www.virtualshareholdermeeting.com/STOK2023SM. We believe that a virtual stockholder meeting provides greater access to those who may want to attend and therefore we have chosen this over an in-person meeting.

The matters to be acted upon at the meeting are described in the accompanying notice of Special Meeting and proxy statement.

Your vote is important.

Whether or not you plan to attend the virtual Special Meeting, please vote on the Internet or by telephone, or request, sign and return a proxy card to ensure that your shares are represented at the meeting. Voting now will ensure your representation at the Special Meeting regardless of whether you attend. You may vote on the Internet, by telephone or by mailing the enclosed proxy card or voting instruction form. You may also attend the Special Meeting and vote and submit questions during the Special Meeting via the Internet at www.virtualshareholdermeeting.com/STOK2023SM. Please review the instructions on pages 2-3 of the Proxy Statement and your proxy card or voting instruction form regarding each of these voting options.

Sincerely,

Edward M. Kaye, M.D.

Chief Executive Officer

STOKE THERAPEUTICS, INC.

45 Wiggins Avenue

Bedford, MA 01730

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held October [    ], 2023

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders (Special Meeting) of Stoke Therapeutics, Inc. (Stoke or the Company) will be held virtually via the Internet at www.virtualshareholdermeeting.com/STOK2023SM on October [    ], 2023 at [                ] (Eastern Time). To provide access to our stockholders regardless of geographic location, we have decided to hold the Special Meeting solely by means of remote communication via live webcast. A virtual meeting also lowers costs and enables participation from our global community, providing greater access to those who may want to attend. It is important that you retain a copy of the 16-digit control number found on the proxy card or voting instruction form, as such number will be required in order for stockholders to gain access to the Special Meeting by means of remote communication.

We are holding the meeting to approve the one-time value neutral exchange of certain outstanding stock options issued pursuant to the Stoke Therapeutics, Inc. 2014 Equity Incentive Plan (2014 Plan) or the Stoke Therapeutics, Inc. 2019 Equity Incentive Plan (2019 Plan) that are held by eligible employees of the Company into restricted stock units (Exchange Proposal), which is more fully described in the accompanying proxy statement.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September [    ], 2023 are entitled to receive notice of, and to vote at, the meeting and any adjournments thereof.

Your vote as a Stoke Therapeutics, Inc. stockholder is very important. Each share of common stock that you own represents one vote.

For questions regarding your stock ownership, you may contact our Investor Relations department at (781) 303-8302 or IR@StokeTherapeutics.com or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC by email through their website at www.astfinancial.com or by phone at (800) 937-5449. Whether or not you expect to attend the virtual Special Meeting, we encourage you to read the proxy statement and vote through the Internet or by telephone, or to request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Proxy Information” in the proxy statement.

By Order of the Board of Directors,

Edward M. Kaye, M.D.

Chief Executive Officer

Bedford, Massachusetts

September [    ], 2023

STOKE THERAPEUTICS, INC.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

STOKE THERAPEUTICS, INC.

45 Wiggins Avenue

Bedford, MA 01730

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS

October [    ], 2023

INFORMATION ABOUT SOLICITATION AND VOTING

The accompanying proxy is solicited on behalf of the Board of Directors (Board of Directors) of Stoke Therapeutics, Inc., for use at the Special Meeting on October [     ], 2023 at [                ] (Eastern Time), and any adjournment or postponement thereof. To provide greater access to those who may want to attend the Special Meeting will be held virtually at www.virtualshareholdermeeting.com/STOK2023SM. It is important that you retain a copy of the 16-digit control number found on the proxy card, voting instruction form or notice, as such number will be required in order for stockholders to participate in the virtual Special Meeting.

HOUSEHOLDING

Stockholders Sharing the Same Address

The Securities and Exchange Commission (SEC) has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their broker. Stockholders may revoke their consent at any time by contacting American Stock Transfer & Trust Company, LLC, through their website at www.astfinancial.com or by phone at (800) 937-5449.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy materials, you may write our Investor Relations Department at Stoke Therapeutics, Inc., 45 Wiggins Avenue, Bedford, MA 01730, Attn: Investor Relations, submit a request on our website at https://www.stoketherapeutics.com/contact-us/ or calling (781) 303-8302.

GENERAL INFORMATION ABOUT THE MEETING

Purpose of the Meeting

At the meeting, stockholders will act upon the proposal described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. We are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the Company, have the authority in their discretion to vote the shares represented by the proxy.

Record Date; Quorum

Only holders of record of common stock at the close of business on September [    ], 2023, the record date, will be entitled to vote at the meeting. At the close of business on September [    ], 2023, [                ] shares of common stock were outstanding and entitled to vote. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination upon request by any stockholder for any purpose relating to the meeting by written request via email to our Corporate Secretary at corporatesecretary@stoketherapeutics.com.

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present or represented by proxy at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

GENERAL PROXY INFORMATION

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on September [    ], 2023, the record date. You may vote all shares owned by you at such date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee. Dissenters’ rights are not applicable to any of the matters being voted on.

Stockholder of Record: Shares Registered in Your Name. If on September [    ], 2023, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the Internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on September [    ], 2023, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the meeting and vote your shares, you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the meeting.

We strongly recommend that you vote your shares in advance of the Special Meeting as instructed above, even if you plan to attend the Special Meeting virtually.

Approval of the Exchange Proposal will be obtained if the holders of a majority of the votes cast at the meeting vote “FOR” the proposal.

A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (abstention). In addition, a broker may not be permitted to vote on shares held in street name in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares subject to a proxy which are not being voted because of either abstentions or broker non-votes will count for purposes of determining the presence of a quorum but are not treated as votes cast and, therefore, will have no effect on the Exchange Proposal.

Recommendations of the Board of Directors on the Proposal Scheduled to be Voted on at the Meeting

The Board of Directors recommends that you vote FOR the Exchange Proposal.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•

Vote via the virtual meeting website—any stockholder can attend the Special Meeting by visiting www.virtualshareholdermeeting.com/STOK2023SM, where stockholders may vote and submit questions during the meeting. The meeting starts at [                ] Eastern Time. Please have your 16-Digit Control Number to join the Special Meeting. Instructions on how to attend and participate via the Internet are posted at www.proxyvote.com;

•	vote through the Internet or by telephone—in order to do so, please follow the instructions shown on your proxy card; or

•

vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it as soon as possible before the meeting in the envelope provided.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on October [    ], 2023. Submitting your proxy, whether by telephone, through the Internet or by mail if you requested or received a paper proxy card, will not affect your right to vote via the Internet should you decide to attend the virtual Special Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct how to vote your shares. For the Exchange Proposal, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposal. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please complete, sign, date and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

We will pay the expenses associated with soliciting proxies. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the meeting by:

•	delivering to our Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again through the Internet or by telephone; or

•	attending virtually and voting during the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Electronic Access to the Proxy Materials

The proxy materials will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet;

•	instruct us to mail paper copies of our future proxy materials to you; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our stockholder meetings on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the meeting.

Participating in the Special Meeting

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/STOK2023SM and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

If you wish to submit a question during the Special Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/STOK2023SM, type your question into the “Ask a Question” field, and click “Submit.” If your question is properly submitted during the relevant portion of the meeting agenda, we will respond to your question during the live webcast. A webcast replay of the Special Meeting, including the Q&A session, will also be archived on the “Investors and News” section of our website, which is located at https://investor.stoketherapeutics.com.

If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify shareholders of the decision via www.virtualshareholdermeeting.com/STOK2023SM. If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about the Company’s executive compensation arrangements and no requirement to have non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earliest of (1) December 31, 2024; (2) the last day of the fiscal year (a) in which we have total annual gross revenue of at least $1.07 billion, or (b) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

EXCHANGE PROPOSAL

APPROVAL OF A STOCK OPTION FOR RSU EXCHANGE PROGRAM FOR EMPLOYEES

Introduction

We are seeking stockholder approval of a proposed stock option exchange program (Exchange Program) for current employees of the Company (Eligible Employees), not including advisers, consultants, contractors, or present or past non-employee directors, through which we will offer to exchange certain significantly out-of-the-money or “underwater” stock options (meaning outstanding stock options that have an exercise price that is greater than the current market price of our stock) that have a per-share exercise price that is equal to or higher than the 52-week high trading price of our common stock, as of a date shortly prior to the date we commence the Exchange Program (Eligible Options), for new restricted stock units (New RSUs) on an approximately value-neutral basis. The exact number of shares underlying the New RSUs will be lower than the number of shares underlying such Eligible Options and determined in accordance with the Exchange Ratio (as defined below). The New RSUs will be granted under the 2019 Plan and subject to new vesting requirements.

Approval of the Exchange Program will enable us to leverage stock incentive awards for the purposes for which they were originally intended: to retain our employees and to encourage behavior that will increase the value of the equity awards and the overall value of our Company. We would like to offer this program to Eligible Employees because we believe that it will provide a more cost-effective retention and incentive tool than additional equity grants or cash compensation.

We believe that, if approved by our stockholders, the Exchange Program could permit us to enhance long-term stockholder value by restoring competitive incentives to the participants so they are further motivated to complete and deliver on the important strategic and operational initiatives of our Company, as exercise prices significantly in excess of market price undermine the effectiveness of equity-denominated awards as employee performance and retention incentives. In addition, the Exchange Program will allow us to reduce our equity award “overhang” (that is, the number of shares subject to outstanding equity awards relative to the total number of shares of common stock outstanding) through the cancellation of outstanding stock options that currently provide no meaningful retention or incentive value to our employees.

If our stockholders approve this proposal, we anticipate commencing the Exchange Program in the fourth quarter of 2023 (Exchange Commencement Date), but in no event later than 12 months thereafter. If we do not obtain stockholder approval of this proposal, we will not implement the Exchange Program and the current terms of the Eligible Options will remain in effect. Unless indicated otherwise, all numbers presented in this proposal are as of September 1, 2023, the date for which analysis related to the proposed stock option exchange program was performed by Aon’s Human Capital Solutions practice, part of Aon plc (Aon), our independent compensation consultant. These numbers are provided for illustrative purposes only: if the proposed Exchange Program is approved at the Special Meeting and implemented, an updated analysis will be conducted prior to filing the Schedule TO with the SEC in the fourth quarter of 2023 to effect the exchange.

Stockholder-Friendly, Substantially Value-Neutral Design

In discussing strategies to address our out-of-the-money stock options, we were particularly focused on creating a program that is compatible with the interests of our stockholders. We believe that the Exchange Program meets that objective by providing a more cost-effective and stockholder-friendly retention and incentive tool than simply issuing additional equity awards, lowering the exercise price of the underwater options or paying cash compensation in order to effectively retain and motivate our employees. As explained above, the proposed Exchange Program would reduce our overhang, since the number of New RSUs issued in exchange for the underwater options will be lower than the number of shares underlying the exchanged options. Plus, the

Exchange Program is approximately value-neutral, meaning it keeps the aggregate value of the exchanged options and New RSUs approximately consistent. In particular (and as discussed in more detail below):

•

The Exchange Program would result in a net reduction of the overhang from our equity compensation program (as of September 1, 2023, up to approximately 29% of our overhang on account of stock options and 6.1% of our total common stock outstanding, depending upon the level of participation in the program). The actual reduction in our overhang that may result from the Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Exchange Program and the actual Exchange Ratio.

•

Exchange Ratios for the exchange are intended to result in a “value for value” exchange, meaning that the accounting fair value of the replacement awards granted will be approximately equal to the fair value of the options that are surrendered, so that from that perspective of the Company, the exchange does not result in a windfall to participants.

We believe that these design features, among others, mean that the proposed Exchange Program is aligned with the interests of our stockholders.

Background and Reasons for the Exchange Program

Since January 2021, when our stock closed as high as $67.32 (on January 18, 2021), declines in our stock price have steadily eroded the retentive and incentive value of stock options granted. For example, on August 31, 2023, our stock closed at $5.62.

Stock incentive awards are an essential part of our total compensation structure. This significant decline in the price of our common stock has a meaningful impact on the total compensation actually earned by our employees. This impact on total compensation negatively affects our ability to retain and motivate our employees, whom we rely on to achieve our business plans and strategic objectives.

During the course of 2023, the Compensation Committee began considering, with input from Aon, the Compensation Committee’s independent compensation consultant, whether implementing an Exchange Program would assist with our retention efforts. These discussions were undertaken in the context of this sustained decline in the market price of the Company’s shares, which has resulted in a situation where, as of September 1, 2023, the Company had a total of approximately 9.37 million outstanding options, 41% of which were underwater at a stock price of $17.10, which represents the 52-week high trading price of our common stock as of September 1, 2023. Of the Eligible Options, approximately 49% were granted two or more years before September 1, 2023. Options priced below the 52-week high trading price of our common stock as of a date shortly prior to the Exchange Commencement Date (Threshold Exercise Price) will not be eligible for exchange.

The Company has heard from employees that they view their underwater options as having little or no value due to the difference between the exercise prices of those options and the current market price of our stock. We believe that the exchange of underwater stock options for New RSUs would help reduce employee turnover in both the short and medium term. The Board of Directors and the Compensation Committee believe that the underwater options no longer function as the retention and incentive tool that they believe is necessary to retain employees and to motivate them to increase long-term stockholder value.

In addition to the benefit for employees, if the Exchange Program is approved by our stockholders, we expect that it will meaningfully reduce our equity overhang, by eliminating a sizable number of outstanding options that, under their current terms and conditions, are likely to remain unexercised for the foreseeable future. Under the ratios included in the terms of the Exchange Program, these underwater options would be replaced by a smaller number of New RSUs, meaningfully reducing the total number of shares of outstanding equity included in our overhang.

Reasons for Proposing the Exchange Program

Taking into account the advice of Aon and other relevant considerations, the Compensation Committee determined that a program under which current employees could exchange stock options with an exercise price greater than or equal to the Threshold Exercise Price would be effective and aligned with stockholder interests for a number of reasons, summarized below. The Threshold Exercise Price will be the 52-week high trading price of our common stock as of a date shortly prior to the Exchange Commencement Date. The following considerations recommended proposing this approach:

•

Reasonable, balanced incentives. We believe that the opportunity to exchange Eligible Options for New RSUs with respect to fewer shares, together with a new minimum vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance. We believe that the New RSUs issued in the Exchange Program will result in meaningful retention for employees during the next two years, a period during which the Company expects to continue to experience retention challenges.

•

Reduction of the number of shares subject to outstanding options. In addition to the underwater options having little or no retention value, they also contribute to our stock option overhang until they are exercised or expire. As of September 1, 2023, there were approximately 3,885,824 outstanding stock options with an exercise price equal to or greater than $17.10 per share, with a weighted-average exercise price of $30.48, that would have been eligible to participate in the Exchange Program if it had commenced on that day.

•

Reduction in overhang. If approved by our stockholders, the Exchange Program is expected to reduce our overhang of outstanding stock options by eliminating the underwater options that are currently outstanding and issued to our employees. Under the proposed Exchange Program, eligible participants will receive New RSUs covering fewer shares than the exchanged options. Based on the number of outstanding stock options as of September 1, 2023, and assuming that all Eligible Options were exchanged in the program, options to purchase approximately 3,885,824 shares would have been exchanged and cancelled, while New RSUs covering approximately 1,169,922 shares would have been issued. This would have resulted in a net reduction in the overhang of our equity awards by approximately 2,715,902 shares, or approximately 29% of our total overhang on account of stock options (from approximately 9.37 million to approximately 6.66 million shares), and approximately 6.1% of our total common stock outstanding as of September 1, 2023. The actual reduction in our overhang that may result from the Exchange Program could vary significantly and is dependent upon a number of factors, including the actual Exchange Commencement Date, the actual level of participation in the program and the actual Exchange Ratios. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•

Impact on accounting expense. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these underwater stock options as they vest, even if they are never exercised because they remain underwater. We believe the Exchange Program will allow us to recapture retentive and incentive value from the compensation expense that we have recorded and will continue to record in our financial statements with respect to the Eligible Options. The New RSUs are not expected to result in significant additional compensation expense, and, therefore, will not have a material adverse impact on our reported earnings.

Other Alternatives Considered

When considering how best to continue to incentivize and compensate our employees who have underwater options, the Compensation Committee engaged Aon to review and evaluate strategies to address this issue. These strategies included the Exchange Program, as well as other alternatives, including the following:

•

Increase cash compensation. To replace equity incentives, we considered whether we could substantially increase bonus cash compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce the cash available for other initiatives, which could adversely affect our business and operating results.

•

Grant additional equity awards. We also considered special grants of additional stock options at current market prices or restricted stock units (RSUs). However, these additional grants could substantially increase our overhang and the dilution to our stockholders. Likewise, these additional grants could create a potential windfall for our employees if the Company’s stock price were to rebound.

•

Exchange options for cash. We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would also increase our compensation expenses and reduce our cash flow for operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

•

Exchange options for options. We also considered implementing a program to exchange underwater options for new options. However, in order to keep the aggregate value of the old versus replacement awards approximately consistent, the exchange ratios for an options-for-options exchange program would need to be substantially higher than for an options-for-RSUs exchange program (i.e., more options to purchase stock would be issued in the exchange than would be cancelled). Thus, we believe that an option-for-option exchange program would worsen overhang and increase dilution for our stockholders.

Overview

In August 2023, the Board of Directors and Compensation Committee authorized us to pursue the Exchange Program for Eligible Employees. Although stockholder approval is not required for this proposal under the terms of the 2014 Plan or the 2019 Plan, the Company does not intend to undertake the Exchange Program unless stockholders approve this proposal. If stockholders approve this proposal, the Company intends to commence the Exchange Program during the fourth quarter of 2023. The Board of Directors or the Compensation Committee will determine the actual Exchange Commencement Date. If the Exchange Program does not commence within one year of the Special Meeting, we may consider any future exchange or similar program to be a new one and may seek renewed stockholder approval before implementing it.

When determining the eligibility of options for this program, the Compensation Committee (with advice from Aon) intends that all options held by Eligible Employees with an exercise price greater than the Threshold Exercise Price be Eligible Options, regardless of their grant date. As the price of our stock has been depressed for over 30 months, this decision was made to maximize the retentive value of our equity program, while also being mindful that these awards are intended to provide long-term employee incentives.

Non-employee members of the Board of Directors, former employees, and consultants will not be eligible for the Exchange Program. Collectively, the holdings of the Board of Directors constitute approximately 7.77% of the Company’s outstanding options. These options will remain outstanding under their existing terms.

Exchange Ratios will be designed to result in a “value for value” exchange, which means that the accounting fair value of New RSUs granted will be approximately equal to the fair value of the options that are cancelled. The 52-week high trading price of our common stock (measured as of a date shortly prior to the Exchange Commencement Date) will be used to determine the minimum exercise price for Eligible Options. Using this minimum price is designed to ensure that only outstanding options that are significantly out-of-the-money will be eligible for the Exchange Program.

A summary of the key features of the proposed Exchange Program is provided below.

Type of Exchange	Options for RSUs
Eligible Employees

The Exchange Program will be open to all Eligible Employees. Our past or present advisers, consultants, contractors, former employees, or present or past non-employee members of our Board of Directors will not be eligible to participate in the Exchange Program. To be eligible, an employee must be employed by us on the Exchange Commencement Date. Additionally, to receive the New RSUs, an Eligible Employee who exchanges Eligible Options must be an employee on the date such New RSUs are granted following the completion of the Exchange Program.

As of September 1, 2023, there were approximately 84 Eligible Employees in the Company who held Eligible Options (assuming the 52-week high trading price of our common stock of $17.10 as of such date).

Eligible Options

Options with an exercise price above the Threshold Exercise Price.

As of September 1, 2023, options to purchase 9,373,020 shares of our common stock were outstanding, of which options to purchase 3,885,824 shares would be Eligible Options under the Exchange Program (assuming a Threshold Exercise Price of $17.10 as of such date).

Illustrative Exchange Ratios

The Exchange Program is not a one-for-one exchange. The total number of shares of our common stock underlying a New RSU that an Eligible Employee will receive with respect to exchanged Eligible Options will be determined by dividing the number of shares of our common stock underlying the exchanged Eligible Options by the Exchange Ratio and rounding to the nearest whole number.

Exchange Ratios depend on the value of the underwater options, which will be grouped to simplify administration, and are expected to range from 2.85 to 1 to 6.30 to 1 (described in more detail below).

Vesting of Replacement Grant

The New RSUs will not be fully vested on the date they are granted, even if the corresponding exchanged Eligible Options were previously vested and exercisable.

New RSUs granted in exchange for vested Eligible Options will be subject to a new vesting schedule and will vest on the first anniversary of the date of grant, subject to the Eligible Employee’s continued employment with the Company on such date.

New RSUs granted in exchange for unvested Eligible Options will be subject to a new vesting schedule, and 50% of the underlying shares will vest on the first anniversary of the date of grant and the remaining 50% will vest on the second anniversary of the date of grant, subject to the Eligible Employee’s continued employment with the Company on each such date.

Type of Exchange	Options for RSUs

Total Grants Eligible for Exchange; Price	Had the offer been commenced on September 1, 2023, options to purchase approximately 3,885,824 shares, with a weighted average exercise price of $30.48 and a weighted average remaining term of 7.55 years would have been eligible for the Exchange Program.

Total Replacement Grants	Had the offer been commenced on September 1, 2023, assuming 100% participation of Eligible Employees with respect to all of their Eligible Options, an aggregate of approximately 1,169,922 shares would have been granted as New RSUs.

Impact on Plan Pool

All New RSUs will be granted from our 2019 EIP.

The net shares underlying Eligible Options that were granted under either our 2014 Plan or our 2019 Plan in excess of the shares underlying the New RSUs granted in connection with the Exchange Program will be returned to the pool available for issuance under the 2019 Plan.

Elections	Participation in the Exchange Program will be voluntary. The Exchange Program will not be conditioned on a minimum level of participation. Eligible Employees will be permitted to exchange all, some or none of their Eligible Options for New RSUs on a grant-by-grant basis.

Exchange Ratio

The table below illustrates for Eligible Options the applicable exercise price range, the approximate number of options in each such range (along with the weighted average exercise price and remaining term for options in that range), the applicable Exchange Ratio and the approximate number of New RSUs issuable with respect to exchanged options, assuming 100% participation in the Exchange Program, had the offer been commenced as of September 1, 2023. The actual exercise price ranges and Exchange Ratios will be determined immediately prior to the Exchange Commencement Date, in a manner consistent with that used to formulate the illustration below.

Per Share Exercise Price ($)	Number of Outstanding Options in Range	Weighted Average Exercise Price ($)	Weighted Average Remaining Term	Exchange Ratio	Shares Subject to New RSUs Issuable (assuming 100% participation)
$17.10 to $29.99	2,814,310	$20.84	7.68	2.85 to 1	987,477
$30.00 to $39.99	169,275	$35.02	7.19	4.35 to 1	38,914
$40.00 to $49.99	24,900	$45.02	6.91	5.95 to 1	4,185
$50.00 to $59.99	68,100	$59.84	7.20	6.25 to 1	10,896
$60.00 and up	809,239	$60.13	7.24	6.30 to 1	128,451

If the Threshold Exercise Price were $15.00 per share, options to purchase approximately 4,075,293 shares, with a weighted average exercise price of $29.79 and a weighted average remaining term of 7.6 years would be eligible for the Exchange Program, and the Exchange Ratio would range from 2.80 to 1 to 6.30 to 1.

Implementing the Exchange Program

We have not commenced the Exchange Program and do not intend to do so unless our stockholders approve this proposal. If we receive stockholder approval of the program, the Exchange Program may commence at a time determined by the Board or the Compensation Committee (or its authorized designee), with terms substantially consistent with those described in this proposal. Even if the stockholders approve this proposal, the Board or the Compensation Committee may later determine not to implement the Exchange Program.

Upon commencement of the Exchange Program, Eligible Employees would receive written materials (Offer to Exchange) explaining the precise terms and timing of the Exchange Program. Employees would be given at least 20 business days to elect to exchange all, some or none of their Eligible Options, on a grant-by-grant basis, for New RSUs. After the period to elect to participate ends, the Eligible Options surrendered for exchange would be cancelled, and the New RSUs would be granted in accordance with the applicable Exchange Ratio(s) and other terms of the Exchange Program. On or prior to the Exchange Commencement Date, we will file the Offer to Exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Employees, as well as stockholders and members of the public, will be able to access the Offer to Exchange and other documents we file with the SEC free of charge from the SEC’s web site at www.sec.gov.

Other Matters

Treatment of Net Shares

The net shares underlying Eligible Options that were granted under either our 2014 Plan or our 2019 Plan in excess of the shares underlying the New RSUs granted in connection with the Exchange Program will be returned to the pool available for issuance under the 2019 Plan.

Accounting Treatment

The incremental compensation expense associated with the Exchange Program will be measured as the excess, if any, of the fair value of each New RSU granted to participants in the program, measured as of the date of grant, over the fair value of the stock options surrendered in exchange for the New RSUs, measured immediately prior to their cancellation. We do not expect the incremental compensation expense, if any, to be material. We will recognize any such incremental compensation expense ratably over the vesting period of the New RSUs.

United States Federal Income Tax Consequences

We believe the exchange of Eligible Options for New RSUs pursuant to the Exchange Program should be treated as a non-taxable exchange, and no income should be recognized for United States federal income tax purposes by us or our employees upon the grant of the New RSUs. However, the U.S. Internal Revenue Service is not precluded from adopting a contrary position, and the applicable laws and regulations themselves are subject to change. A more detailed summary of the applicable tax considerations to Eligible Employees will be provided to them in connection with the Exchange Program when it is commenced.

Potential Modifications to Terms to Comply with Governmental Requirements

The terms of the Exchange Program will be described in a tender offer statement that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms significantly, it is possible we will need to alter the terms of the program to comply with comments from the SEC. Changes in the terms of the program may also be required for tax purposes or to comply with applicable law outside of the United States for non-U.S. participants.

Vote Required for Approval

Approval of the Exchange Proposal will be obtained if the holders of a majority of the votes cast at the meeting vote “FOR” the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE EXCHANGE PROPOSAL.

INTEREST OF CERTAIN PERSONS IN THE MATTER TO BE ACTED UPON

Our non-employee directors shall not be eligible to participate in the Exchange Program. Our executive officers will be permitted to participate in the Exchange Program to the extent they are employed by us at the time the Exchange Program starts and on the date on which the surrendered Eligible Options are canceled and the New RSUs are granted to replace them. The following table shows the number of shares subject to Eligible Options held by our executive officers as of September 1, 2023, and the number of New RSUs that they may receive assuming, for purposes of illustration only using the assumptions described above under “Exchange Proposal—Approval of A Stock Option for RSU Exchange Program for Employees—Exchange Ratio”, that each executive officer remains eligible and decides to exchange all of his Eligible Options.

Name	Shares Underlying All Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Hypothetical Number of RSUs to be Granted Based on Specified Assumptions
Jonathan Allan	186,100	$34.14	7.90	52,891
Edward M. Kaye, M.D.	705,800	$31.60	7.43	209,066
Huw M. Nash	233,000	$31.48	7.48	69,150
Barry Ticho	233,000	$31.48	7.48	69,150
Stephen J. Tulipano	233,000	$31.48	7.48	69,150

If you are both a stockholder and an employee holding Eligible Options, please note that voting to approve the Exchange Program does not constitute an election to participate in the Exchange Program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 1, 2023, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors, director nominees and executive officers as a group.

Percentage ownership of our common stock is based on 44,290,115 shares of our common stock outstanding on September 1, 2023. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned as of September 1, 2023, subject to community property laws where applicable. We have deemed all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or that will become exercisable within 60 days of September 1, 2023 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Stoke Therapeutics, Inc., 45 Wiggins Avenue, Bedford, Massachusetts 01730.

Name of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% Stockholders
Skorpios Trust(1)	14,443,681	32.6%
Redmile Group(2)	4,166,975	9.4%
Entities affiliated with RTW Investments, L.P.(3)	3,870,981	8.7%
FMR LLC(4)	3,034,649	6.9%
Morgan Stanley & Co.(5)	2,448,214	5.5%

Named Executive Officers and Directors
Edward M. Kaye, M.D.(6)	1,610,182	3.5%
Stephen J. Tulipano, CPA(7)	343,616	*
Barry S. Ticho, M.D., Ph.D., FACC(8)	359,258	*
Jennifer C. Burstein, CPA(9)	76,982	*
Seth L. Harrison, M.D.(10)	1,952,295	4.4%
Adrian R. Krainer, Ph.D.(11)	531,234	1.2%
Arthur A. Levin, Ph.D.(12)	111,441	*
Garry E. Menzel, Ph.D.(13)	32,650	*
Julie Anne Smith(14)	62,205	*
Arthur O. Tzianabos, Ph.D.(15)	93,943	*
All current executive officers and directors as a group (12 persons)(16)	5,890,257	12.3%

*	Represents beneficial ownership of less than one percent.
(1)

Based on a Statement on Schedule 13D and a Form 3 filed by Blue Horizon Enterprise Ltd. (Blue Horizon), Ezbon International Limited (Ezbon), Skorpios Trust and Montrago Trustees Limited (Montrago Trustees) on June 30, 2021. According to the aforementioned Statement, the reported beneficial ownership consists of

(i) 6,905,121 shares of common stock directly held by Blue Horizon and (ii) 7,538,560 shares of common stock directly held by Ezbon. Skorpios Trust is the sole owner of each of Blue Horizon and Ezbon and as a result may be deemed to be the beneficial owner of the securities directly held by each of Blue Horizon and Ezbon. Montrago Trustees is the corporate trustee of Skorpios Trust and as a result may be deemed to exercise voting and investment discretion with respect to securities beneficially owned by Skorpios Trust. The address of each of Blue Horizon and Ezbon is Jipfa Building, 3rd Floor, 142 Main Street, Road Town, Tortola, British Virgin Islands. The address of each of Montrago Trustees and Skorpios Trust is 195 Arch. Makarios III Ave., Neocleous House, 3030 Limassol, Cyprus.
(2)

Based on Amendment Number 2 to the Statement filed on Schedule 13G by Redmile Group, LLC (Redmile LLC), Jeremy C. Green, and Redmile Biopharma Investments III, L.P. (Redmile LP) on February 3, 2023. According to the aforementioned Statement, the reported beneficial ownership consists of an aggregate 4,166,975 shares of common stock owned by certain private investment vehicles and/or separately managed accounts managed by Redmile LLC, including 2,525,253 shares of common stock held directly by Redmile LP. Mr. Green is the principal of Redmile LLC and, as such, may be deemed to exercise voting and investment discretion with respect to securities beneficially owned by it. The address for Redmile LLC and Redmile LP is One Letterman Drive, Building D, Suite D3-300, The Presidio of San Francisco, San Francisco, California 94129. Mr. Green’s address is c/o Redmile Group, LLC, 45 West 27th Street, Floor 11, New York, NY 10001.

(3)

Based on Amendment Number 4 to the Statement filed on Schedule 13G by RTW Investments, LP on February 14, 2023. According to the aforementioned Statement, the reported beneficial ownership consists of 3,870,981 shares of common stock held by certain funds (together, the Funds) for which RTW Master Fund, Ltd. (RTW) serves as investment adviser. Roderick Wong is the Managing Partner of RTW. Each of RTW and Mr. Wong may be deemed to exercise voting and investment discretion over the securities held by the Funds. The address of each of RTW and Mr. Wong is 40 10th Avenue, Floor 7, New York, New York 10014.

(4)

Based on Amendment Number 2 to the Statement filed on Schedule 13G by FMR LLC a Delaware limited liability company, and Abigail P. Johnson, on February 9, 2023. According to the aforementioned Statement, the reported beneficial ownership consists of an aggregate 3,034,649 shares of common stock that may be deemed to be beneficially owned by FMR LLC and/or certain of its subsidiaries and affiliates and certain other companies. According to the aforementioned Statement, the following subsidiaries of parent holding company FMR LLC may also be deemed to beneficially own securities reported by it: (a) FIAM LLC, a registered investment adviser, (b) Fidelity Institution Asset Management Trust Company, a bank, and (c) Fidelity Management and Research Company LLC, a registered investment adviser (collectively, the FMR Affiliates). Abigail P. Johnson is the director, Chairman and Chief Executive Officer of FMR LLC, and may be deemed to exercise voting and investment discretion over securities held by FMR LLC or the FMR Affiliates. Additionally, according to the Statement, certain members of the Johnson family who have entered into a voting agreement with respect to their aggregate equity ownership of FMR LLC may be deemed to form a controlling group with respect to FMR LLC pursuant to the Investment Company Act of 1940. The address for each of the aforementioned parties is 245 Summer Street, Boston, Massachusetts 02210.

(5)

Based on the Statement filed on Schedule 13G by Morgan Stanley (Morgan Stanley) and Morgan Stanley Capital Services LLC (MSCS) on February 10, 2023. According to the aforementioned Statement, the reported ownership consists of an aggregate 2,448,214 shares of common stock over which Morgan Stanley and/or MSCS may be deemed to exercise sole or shared voting and investment discretion. The address for Morgan Stanley and MSCS is 1585 Broadway, New York, New York 10036.

(6)	Represents (i) 45,000 shares of common stock and (ii) 1,565,182 shares underlying options to purchase common stock that are exercisable within 60 days of September 1, 2023.
(7)	Represents (i) 11,762 shares of common stock and (ii) 331,854 shares underlying options to purchase common stock that are exercisable within 60 days of September 1, 2023.
(8)	Represents (i) 25,895 shares of common stock and (ii) 333,363 shares underlying options to purchase common stock that are exercisable within 60 days of September 1, 2023.

(9)	Represents 76,982 shares underlying options to purchase common stock that are exercisable within 60 days of September 1, 2023.
(10)

Represents (i) 898,871 shares of common stock; (ii) 76,982 shares underlying options to purchase common stock that are exercisable within 60 days of September 1, 2023; and (iii) 976,442 shares of common stock held by Les Pommes LLC (Les Pommes), of which Dr. Harrison is the manager. In such capacity, Dr. Harrison may be deemed to have sole voting and dispositive power over the shares held by Les Pommes. Dr. Harrison disclaims beneficial ownership of the shares held directly by Les Pommes except to the extent of his pecuniary interest therein.

(11)	Represents (i) 404,718 shares of common stock and (ii) 126,516 shares underlying options to purchase common stock that are exercisable within 60 days of September 1, 2023.
(12)

Represents (i) 17,979 shares of common stock held of record by Arthur A. Levin, Ph.D., as trustee of the Butler-Levin Revocable Trust and (ii) 93,462 shares underlying options to purchase common stock that are exercisable within 60 days of September 1, 2023.

(13)	Represents 32,650 shares underlying options to purchase common stock that are exercisable within 60 days of September 1, 2023.
(14)	Represents 62,205 shares underlying options to purchase common stock that are exercisable within 60 days of September 1, 2023.
(15)	Represents 93,943 shares underlying options to purchase common stock that are exercisable within 60 days of September 1, 2023.
(16)	Represents 2,380,667 shares of common stock and (ii) 3,509,590 shares underlying options to purchase common stock that are exercisable within 60 days of September 1, 2023.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

For the year ended December 31, 2022, our non-employee directors received the following compensation:

•

Cash Compensation. Our non-employee director compensation program provided an annual cash retainer of $40,000 to each non-employee director. Additionally, the Chairman of our Board of Directors received an additional annual payment of $30,000; the Chairs of our Audit, Compensation and Nominating and Corporate Governance Committees received an additional annual payment of $15,000, $10,000 and $8,000 respectively; and the members of our Audit, Compensation and Nominating and Corporate Governance Committees received an additional annual payment of $7,500, $5,000 and $4,000 respectively.

•

Equity Compensation. Each non-employee director who continued to serve on our Board of Directors immediately following our Annual Meeting on June 7, 2022, received after such meeting an option to purchase 21,000 shares of our common stock, which grant will vest on the one-year anniversary of the date of the grant, such that the grant will become fully vested and exercisable on the one-year anniversary of the date of grant, or if earlier, the next annual meeting of our stockholders, subject to the director’s continued service on each applicable vesting date.

Non-employee directors are also reimbursed for reasonable expenses incurred in serving as a director, including travel expenses for attending meetings of our Board of Directors.

Our compensation arrangements for non-employee directors are reviewed and approved periodically by our compensation committee and board of directors. We use the same peer group discussed below in the Narrative Disclosure to the Summary Compensation Table to provide a broad perspective on competitive director pay levels and practices.

On June 7, 2022, our Board of Directors approved the grant of annual non-employee director awards following our Annual Meeting in the amount of 21,000 shares, representing a fair market value of approximately $169,140 calculated in accordance with Accounting Standards Codification section 718 (ASC 718), as described in the table below. No other equity awards were granted to our non-employee directors in 2022. In March 2023, after review of the equity portion of the director compensation program, the Board of Directors determined it was appropriate to switch from a target share number to a target dollar value. Each non-employee director who continued to serve on our Board of Directors immediately following our annual meeting of stockholders on June 13, 2023 received an option to purchase shares of our common stock representing a target grant date fair value of approximately $153,000 as calculated in accordance with ASC 718, which grant will vest on the one-year anniversary of the date of the grant, such that the grant will become fully vested and exercisable on the one-year anniversary of the date of grant, or if earlier, the next annual meeting of our stockholders, subject to the director’s continued service on each applicable vesting date. New directors appointed to the Board of Directors will receive an option to purchase shares of our common stock representing a target grant date fair value of approximately $305,000 as calculated in accordance with ASC 718, which grant will vest in equal amounts on each quarterly anniversary of the date of the grant, such that the grant will become fully vested and exercisable on the three-year anniversary of the date of grant, subject to the director’s continued service on each applicable vesting date.

The following table sets forth the compensation earned by or paid to our non-employee directors for services provided during the year ended December 31, 2022. Our Chief Executive Officer, Dr. Kaye, receives no compensation for his service as a director. Other than as described below, none of our non-employee directors received any fees or reimbursement of any expenses (other than customary expenses in connection with the attendance of meetings of our Board of Directors) or any equity or non-equity awards in the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Jennifer C. Burstein, CPA(2)	55,000	169,140	224,140
Adrian R. Krainer, Ph.D.(3)	44,000	169,140	213,140
Garry E. Menzel, Ph.D.(4)	45,000	169,140	214,140
Arthur A. Levin, Ph.D.(5)(9)	45,875	169,140	215,015
Seth L. Harrison, M.D.(6)	83,000	169,140	252,140
Julie Anne Smith(7)	52,500	169,140	221,640
Arthur O. Tzianabos, Ph.D.(8)	57,500	169,140	226,640

(1)

The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the director during the year ended December 31, 2022 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 9 to the audited consolidated financial statements included in this Form 10-K for the year ended December 31, 2022. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.

(2)	As of December 31, 2022, Ms. Burstein held options to purchase 76,982 shares of our common stock.
(3)	As of December 31, 2022, Dr. Krainer held options to purchase 126,516 shares of our common stock.
(4)	As of December 31, 2022, Dr. Menzel held options to purchase 62,205 shares of our common stock.
(5)	As of December 31, 2022, Dr. Levin held options to purchase 93,462 shares of our common stock.
(6)	As of December 31, 2022, Dr. Harrison held options to purchase 76,982 shares of our common stock.
(7)	As of December 31, 2022, Ms. Smith held options to purchase 62,205 shares of our common stock.
(8)	As of December 31, 2022, Dr. Tzianabos held options to purchase 93,943 shares of our common stock.
(9)	Dr. Levin served on the Audit Committee until February 15, 2022 and was paid $1,875 for his service on such committee for the year ended December 31, 2022.

Officer Compensation

The following tables and accompanying narrative disclosure set forth information about the compensation provided to certain of our executive officers during the years ended December 31, 2022 and 2021. These executive officers, who include our principal executive officer and the two most highly-compensated executive officers (other than our principal executive officer) who were serving as executive officers at the end of the fiscal year ended December 31, 2022, were:

•	Edward M. Kaye, M.D., Chief Executive Officer;

•	Stephen J. Tulipano, CPA, Chief Financial Officer; and

•	Barry S. Ticho, M.D., Ph.D., FACC, Chief Medical Officer.

We refer to these individuals as our “named executive officers.”

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers during the years ended December 31, 2022 and 2021, all amounts are in dollars:

Name	Year	Salary	Bonus(1)	Option Awards(2)	Non-equity Incentive Plan Compensation(3)	All Other Compensation (4)	Total
Edward M. Kaye, M.D. Chief Executive Officer	2022	596,083	32,293	4,817,310	290,636	12,200	5,748,522
	2021	567,698	15,612	7,604,990	343,458	11,600	8,543,358

Stephen J. Tulipano, CPA Chief Financial Officer	2022	436,800	17,210	1,697,431	154,890	10,192	2,316,523
	2021	416,000	8,320	2,484,499	183,040	9,707	3,101,566

Barry S. Ticho, M.D., Ph.D., FACC Chief Medical Officer	2022	470,723	20,712	1,697,431	186,407	10,984	2,386,257
	2021	448,308	8,966	2,484,499	197,257	10,461	3,149,491

(1)

The amounts in this column represent bonuses awarded at the discretion of our board of directors above the amounts earned by meeting our corporate performance objectives. For more information see “Non-equity Incentive Plan Awards and Bonus Awards” below.

(2)

The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the named executive officers during the years ended December 31, 2022 and 2021 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 9 to the audited consolidated financial statements included in Form 10-K for the 2022 fiscal year. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.

(3)	For additional information regarding the non-equity incentive plan compensation, see section entitled “Non-equity Incentive Plan Awards.”
(4)	The amounts reported reflect 401(k) contributions paid by us on behalf of such named executive officer.

2022 Peer Group

Our compensation arrangements for our executive officers and non-employee directors are reviewed and approved periodically by our Compensation Committee. We use a peer group to provide a broad perspective on competitive pay levels and practices.

For our 2022 peer group, the Compensation Committee, with assistance from Aon, reviewed similar companies with respect to sector, stage of development and market capitalization. The 2022 peer group was ultimately chosen based on these characteristics and others including:

•	Sector—Public Biotechnology organizations;

•	Stage of Development—Focus on Phase 1 to 2 clinical trial companies with emphasis on companies focused on gene and cell editing;

•	Market Capitalization—$200 million to $2.1 billion market capitalization range;

•	Headcount—companies with under 400 employees; and

•	Years Public—companies that have been public five years or less.

Based on the above market data, Human Capital Solutions practice, a division of Aon, compiled and the Compensation Committee approved the updated peer group of companies for 2022, and this group was used to make the relevant compensation assessments for 2022 for director and executive compensation. Following are the companies included in this 2022 peer group:

4D Molecular Therapeutics+	Krystal Biotech
Alector+	Lineage Cell Therapeutics+
Allogene Therapeutics	Meira GTx+
Allovir	Poseida Therapeutics
Arcturus Therapeutics	Precision BioSciences
Caribou Biosciences	REGENXBIO
Cullinan Oncology+	Repare Therapeutics
Editas Medicine	Rocket Pharmaceuticals
Generation Bio Co.	TCR2 Therapeutics
Homology Medicines

+

New addition to peer group for 2022 to replace companies from the 2021 peer group based on changes in their market capitalization (Orchard Therapeutics, Passage Bio, Rubius Therapeutics) or by acquisition (Dicerna Pharmaceuticals, Translate Bio).

Non-equity Incentive Plan Awards and Bonus Awards

Annual bonuses for our executive officers are based on the achievement of corporate and, for all of the executive officers other than our Chief Executive Officer, individual performance objectives. For 2022, the corporate performance objectives included advancing our Dravet program, advancing our autosomal dominant optic atrophy program, developing our pipeline, expanding our platform and its capabilities, initiating strategic corporate collaborations, and hiring, retaining and developing key talent. In January 2023, our Compensation Committee recommended awarding a 90% bonus in connection with the satisfaction of corporate goals, and an additional 10% to be allocated at the Board of Director’s discretion, based upon the extraordinary efforts of management in advancing our Dravet program through its trials. In February 2023, our Board of Directors determined to award bonuses ranging from 98.5% to 110% of target, with one individual receiving a larger portion of the allocated bonus pool based on the larger role such individual had in the year.

Outstanding Equity Awards at 2022 Fiscal Year-End Table

	Option Awards
Name	Grant Date		Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Edward M. Kaye, M.D.	4/2/2018	(1)	10/17/2017	622,801	—	0.60	4/2/2028
Chief Executive Officer	12/12/2018	(2)	10/22/2018	468,382	—	2.19	12/12/2028
	3/25/2020	(3)	3/25/2020	135,465	61,535	20.25	3/25/2030
	3/2/2021	(3)	3/2/2021	87,864	112,936	60.00	3/2/2031
	03/15/2022	(3)	03/15/2022	57,750	250,250	20.34	03/15/2032
	12/07/2022	(3)	12/07/2022	—	167,050	7.07	12/07/2032

Stephen J. Tulipano, CPA	3/18/2019	(1)	3/15/2019	151,362	17,475	4.48	3/18/2029
Chief Financial Officer	3/25/2020	(3)	3/25/2020	41,250	18,750	20.25	3/25/2030
	3/2/2021	(3)	3/2/2021	28,707	36,893	60.00	3/2/2031
	03/15/2022	(3)	03/15/2022	20,137	87,263	20.34	03/15/2022
	12/07/2022	(3)	12/07/2022	—	62,000	7.07	12/07/2022

Barry S. Ticho, M.D., Ph.D., FACC	4/2/2018	(1)	10/2/2017	85,946	—	0.60	4/2/2028
Chief Medical Officer	12/12/2018	(2)	10/22/2018	84,400	—	2.19	12/12/2028
	3/25/2020	(3)	3/25/2020	41,250	18,750	20.25	3/25/2030
	3/2/2021	(3)	3/2/2021	28,707	36,893	60.00	3/2/2031
	03/15/2022	(3)	03/15/2022	20,137	87,263	20.34	03/15/2022
	12/07/2022	(3)	12/07/2022	—	62,000	7.07	12/07/2022

(1)

The outstanding options were granted under our 2014 Plan, and 1/4th of the option vested on the one-year anniversary of the vesting commencement date and an additional 1/48th vests monthly thereafter, subject to the executive’s continued service to us. The options are also subject to double trigger acceleration as described in greater detail under “Change in Control and Severance Agreements” below.

(2)

The outstanding options were granted under our 2014 Plan, and 1/48th of the option vests on each one-month anniversary of the vesting commencement date, subject to the executive’s continued service to us. The options are also subject to double trigger acceleration as described in greater detail under “Change in Control and Severance Agreements” below.

(3)

The outstanding options were granted under our 2019 Equity Incentive Plan, and 1/48th of the option vests on each one-month anniversary of the vesting commencement date, subject to the executive’s continued service to us. The options are also subject to double trigger acceleration as described in greater detail under “Change in Control and Severance Agreements” below.

Employment Agreements

In October 2020, we entered into amended and restated employment agreements with each of our named executive officers that provide for “at-will” employment and include each named executive officer’s base salary and target discretionary annual incentive bonus opportunity. These agreements also provide for severance benefits upon certain involuntary terminations of employment, as described below. At the same time, we entered into change in control severance agreements with each of our named executive officers that provide for severance and acceleration benefits upon certain involuntary terminations of employment in connection with a change in control, as described below.

Pursuant to the employment agreements, upon a termination of each named executive officer’s employment without “cause” or for “good reason” (each as defined in the applicable executive’s employment agreement and as described below), subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will be entitled to continued salary payments and Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, reimbursement for 12 months following termination of employment, in the case of Dr. Kaye, and nine months following termination of employment, in the case of Dr. Ticho and Mr. Tulipano.

Each named executive officer will also be entitled to any earned but unpaid bonus for any performance periods that have been completed as of the date of such executive officer’s termination of employment, for any terminations of employment other than a termination of employment for cause.

We have also entered into employee invention assignment and confidentiality agreements with each of our named executive officers, which agreements include a 12-month post-termination non-solicitation covenant.

For purposes of the employment agreements “cause” generally means:

•	fraud, embezzlement, or illegal misconduct in connection with each executive’s duties under their respective employment agreements;

•	commission of a felony involving fraud, dishonesty or breach of trust;

•	willful misconduct or gross negligence in the performance of his duties;

•	a breach of his employment agreement; or

•	a material breach of his Invention Assignment, Confidentiality and Non-Competition Agreement.

For purposes of the employment agreements “good reason” generally means:

•	a material reduction in the executive’s base salary;

•

for Dr. Kaye, if he is not the Chief Executive Officer of the parent company following any Change in Control (as that term is defined in such person’s Change of Control and Severance Agreement) and for Dr. Ticho and Mr. Tulipano, if such executive does not report to the Chief Executive Officer of the parent company following any Change in Control (as that term is defined in such person’s Change of Control and Severance Agreement);

•	a material change in the geographic location at which the executive provides services to us outside of a 50 mile radius from the then-current location; or

•	any action or inaction by us that constitutes a material breach of such executive’s employment agreement.

Change in Control and Severance Agreements

In connection with the amended and restated employment agreements entered into in October 2020, we have entered into Change in Control and Severance Agreements with each of our named executive officers.

Pursuant to the change in control and severance agreements, upon a termination of each named executive officer’s employment without “cause” or for “good reason” (each as defined in the applicable executive’s employment agreement and as described above) within a period commencing three months prior to a “change in control” (as defined in the Severance and Change in Control Agreement) and ending 12 months following such change in control, the officer will be entitled to:

•	18 months of base salary for Dr. Kaye and 12 months of base salary for Mr. Tulipano and Dr. Ticho;

•	150% of the executive’s target bonus for Dr. Kaye and 100% of the executive’s target bonus for Mr. Tulipano and Dr. Ticho;

•	payment of COBRA premiums for continued health insurance (or equivalent cash payment, if applicable law so requires) for up to 18 months for Dr. Kaye and 12 months for Mr. Tulipano and Dr. Ticho; and

•	full acceleration of each of the executive officer’s then-outstanding but unvested equity awards.

These severance and acceleration benefits are subject to the executive officer’s timely execution and non-revocation of a release of claims.

Each named executive officer will also be entitled to any earned but unpaid bonus for any performance periods that have been completed as of the date of such executive officer’s termination of employment, for any terminations of employment other than a termination of employment for cause.

Other Benefits

Our named executive officers are eligible to participate in our employee benefit plans on the same basis as our other employees, including our health and welfare plans and 401(k).

Anti-Hedging and Pledging

We have adopted an Insider Trading Policy (Insider Trading Policy) that applies to all of our employees, officers and directors, including our Chief Executive Officer and other executive officers, which prohibits such individuals from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in market value of our common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds. In addition, our Insider Trading Policy prevents employees, officers and directors from pledging shares of our common stock as collateral in a margin account or as collateral for a loan, unless approved by our Compliance Officer.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, including those discussed in the sections entitled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2022 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of our total assets; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

There have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under the section entitled “Executive Compensation.”

Policies and Procedures for Related Party Transactions

Our Board has adopted a written Related-Party Transactions Policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our Audit Committee, or a committee composed solely of independent directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates in which the amount involved exceeds $120,000 will be presented to our Audit Committee (or the committee composed solely of independent directors, if applicable) for review, consideration and approval. In approving or rejecting any such proposal, we expect that our Audit Committee (or the committee composed solely of independent directors, if applicable) will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee (or the committee composed solely of independent directors, if applicable), including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Any stockholders who share the same address and currently receive multiple copies of our proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Investor Relations Department at the address or telephone number listed above.

OTHER MATTERS

Our Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

[PLACEHOLDER FOR FRONT AND BACK OF PROXY CARD]

SCAN TO VIEW MATERIALS & VOTEVOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode aboveSTOKE THERAPEUTICS, INC. Use the Internet to transmit your voting instructions and for electronic delivery of45 WIGGINS AVE. information. Vote by 11:59 P.M. ET on / /2023. Have your proxy card in hand whenBEDFORD, MA 01730 you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting—Go to www.virtualshareholdermeeting.com/STOK2023SMYou may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE—1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on / /2023. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.The Board of Directors recommends you vote FOR the following proposal: For Against Abstain1. To approve the one-time approximately value neutral exchange of certain outstanding stock options issued    0 0 0    pursuant to our 2014 Equity Incentive Plan or our 2019 Equity Incentive Plan that are held by our eligible    employees into restricted stock units.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.. 6 . 0 . 0    R11 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000619714 partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Notice and Proxy Statement is available at www.proxyvote.comSTOKE THERAPEUTICS, INC. Special Meeting of Shareholders , 2023 9:00 AMThis proxy is solicited by the Board of DirectorsThe shareholder(s) hereby appoint(s) Edward M. Kaye and Jonathan Allan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of STOKE THERAPEUTICS, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 9:00 AM, EDT on , 2023, via live webcast at www.virtualshareholdermeeting.com/STOK2023SM, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.. 6 . 0 . 0    R1 _ 2 0000619714Continued and to be signed on reverse side